Exhibit 99.1

For Immediate Release
NASDAQ Stock Market:	MCBC

Macatawa Bank Corporation Reports
First Quarter 2020 Results

HOLLAND, Mich. (April 23, 2020) – Macatawa Bank Corporation (NASDAQ: MCBC) today announced its results for the first quarter of 2020.

•	Net income of $6.4 million in first quarter 2020 versus $7.6 million in first quarter 2019 – down 16%

•	First quarter 2020 includes higher provision for loan losses expense for COVID-19 related general allowance build

•	Provision for loan losses of $700,000 in first quarter 2020, up from negative $250,000 in first quarter 2019

•	Net interest margin of 3.25% in first quarter 2020 versus 3.54% in first quarter 2019

•	Growth in noninterest income of $631,000 (15%) driven by increased residential mortgage volume

•	Controlled increase in total non-interest expense – up $484,000 (4%) from first quarter 2019

•	Loan portfolio balances up by $11 million (1%) from first quarter 2019

•	Core deposit balances up by $88 million (5%) from first quarter 2019

•	Capital and liquidity levels remain strong

Macatawa reported net income of $6.4 million, or $0.19 per diluted share, in the first quarter 2020 compared to $7.6 million, or $0.22 per diluted share, in the first quarter 2019.

"We are pleased to report solid profitability for the first quarter of 2020,” said Ronald L. Haan, President and CEO of the Company.  “Despite increasing our loan loss reserves, we produced $6.4 million in earnings for the quarter.  An increase in provision for loan losses was the primary cause for the reduction in net income in the first quarter of 2020 compared to the first quarter of 2019, and, to a lesser extent, downward pressure on net interest income also contributed to the decline in earnings.  Our disciplined approach to lending and balance sheet management allowed us to mitigate some of the unprecedented challenges we faced beginning toward the end of the first quarter of 2020 due to the COVID-19 pandemic.  Despite a reduction of 225 basis points in the federal funds rate between March 31, 2019 and March 31, 2020, our net interest margin contracted by only 29 basis points.  Our continued loan collection efforts resulted in net loan recoveries of $989,000 in the first quarter of 2020, increasing the allowance for loan losses by this amount, and we added another $700,000 to our general allowance for loan losses to provide additional coverage related to the negative economic impact of COVID-19.  Our allowance for loan losses to total loans ratio increased from 1.24 percent at December 31, 2019 to 1.35 percent at March 31, 2020.

Macatawa Bank Corporation 1Q Results / page 2 of 5

We are very pleased with the Bank’s efforts to support our local businesses with participation in the SBA’s Paycheck Protection Program.  Our commercial banking team has been working diligently to make sure we can get these SBA funds secured and disbursed as quickly as possible. Through April 16, 2020, when the SBA ran out of allocated funds for this program, we had received SBA authorization on over $300 million of these loans.  The loans will be distributed to over 1,200 local small businesses in order to protect jobs and allow continued paychecks to over 27,000 employees in those companies.”

Mr. Haan concluded:  "There are challenges ahead relating to the impact of COVID-19 on our customers and our business.  We expect to see increased delinquencies and loan losses.  However, we believe we have taken appropriate steps to position the bank to weather these challenges by proactively seeking to help our customers, bolstering our allowance for loan losses, maintaining strong capital and holding ample on-balance sheet liquidity.”

Operating Results
Net interest income for the first quarter 2020 totaled $15.3 million, a decrease of $372,000 from the fourth quarter 2019 and a decrease of $717,000 from the first quarter 2019.  Net interest margin for the first quarter 2020 was 3.25 percent, up 1 basis point from the fourth quarter 2019, and down 29 basis points from the first quarter 2019.  Net interest income for the first quarter 2019 benefitted from the collection of $251,000 in prepayment fees on commercial loans, primarily related to one commercial relationship.  Prepayment fees were only $53,000 in the fourth quarter 2019 and $70,000 in the first quarter 2020.

Average interest earning assets for the first quarter 2020 decreased $34.1 million from the fourth quarter 2019 and were up $63.3 million from the first quarter 2019.  Fluctuations in the balances of federal funds sold were the primary reasons for the changes between quarters.  The 225 basis point decrease in the federal funds rate between first quarter 2019 and first quarter 2020 is the primary reason for the decrease in net interest income in the first quarter of 2020.

Non-interest income decreased $130,000 in the first quarter 2020 compared to the fourth quarter 2019 and increased $631,000 from the first quarter 2019.  These changes were largely due to fluctuations in gains on sales of mortgage loans.  Gains on sales of mortgage loans in the first quarter 2020 were down $47,000 compared to the fourth quarter 2019 and were up $439,000 from the first quarter 2019.  The Bank originated $29.4 million in mortgage loans for sale in the first quarter 2020 compared to $28.6 million in the fourth quarter 2019 and $6.8 million in the first quarter 2019.  The Bank originated $4.6 million in portfolio mortgage loans in the first quarter 2020 compared to $12.5 million in the fourth quarter 2019 and $6.2 million in the first quarter 2019.  Investment service fees were up $112,000 in the first quarter 2020 compared to the fourth quarter 2019 and were up $128,000 compared to the first quarter 2019.

Non-interest expense was $11.7 million for the first quarter 2020, compared to $10.6 million for the fourth quarter 2019 and $11.2 million for the first quarter 2019.  The largest component of non-interest expense was salaries and benefit expenses.  Salaries and benefit expenses were up $907,000 compared to the fourth quarter 2019 and were up $447,000 compared to the first quarter 2019.  The increase compared to the first quarter 2019 was due to annual merit and inflationary increases in salaries and higher level of variable based compensation in the first quarter 2020.  The increase from the fourth quarter 2019 was due to a higher level of costs associated with medical benefits and a higher level of incentive compensation in the first quarter 2020.

Nonperforming asset expenses remained low in the first quarter 2020 at just $61,000 compared to $139,000 in the fourth quarter 2019 and $53,000 in the first quarter 2019.  Net gains of $45,000 were incurred on sales of foreclosed properties in the first quarter 2019, while net losses of $40,000 were incurred on sales in the fourth quarter 2019 and no gains or losses were incurred on sales in the first quarter 2020.   Other categories of non-interest expense were relatively flat compared to the fourth quarter 2019 and the first quarter 2019 due to a continued focus on expense management.

Macatawa Bank Corporation 1Q Results / page 3 of 5

Federal income tax expense was $1.4 million for the first quarter 2020 compared to $1.9 million for the fourth quarter 2019 and $1.7 million for the first quarter 2019.  The effective tax rate was 18.2 percent for the first quarter 2020, compared to 19.3 percent for the fourth quarter 2019 and 18.3 percent for the first quarter 2019.

Asset Quality
In response to economic uncertainty surrounding the effects of COVID-19 and the “stay home, stay safe” executive order in Michigan, a provision for loan losses of $700,000 was recorded in the first quarter 2020.  There was no provision for loan losses in  the fourth quarter 2019 and a negative provision of $250,000 in the first quarter 2019.  Net loan recoveries for the first quarter 2020 were $989,000, compared to fourth quarter 2019 net loan recoveries of $55,000 and first quarter 2019 net loan recoveries of $266,000.  At March 31, 2020, the Company had experienced net loan recoveries in twenty of the past twenty-one quarters. Total loans past due on payments by 30 days or more amounted to $513,000 at March 31, 2020, up from $405,000 at December 31, 2019 and down from $674,000 at March 31, 2019.  Delinquency as a percentage of total loans was 0.05 percent at March 31, 2019, well below the Company’s peer level.

The allowance for loan losses of $18.9 million was 1.35 percent of total loans at March 31, 2020, compared to 1.24 percent of total loans at December 31, 2019, and 1.22 percent at March 31, 2019.  The coverage ratio of allowance for loan losses to nonperforming loans continued to be strong and significantly exceeded 1-to-1 coverage at 261 percent as of March 31, 2020.

At March 31, 2020, the Company's nonperforming loans were $7.2 million, representing 0.52 percent of total loans.  This compares to $203,000 (0.01 percent of total loans) at December 31, 2019 and $409,000 (0.03 percent of total loans) at March 31, 2019.  Other real estate owned and repossessed assets were $2.6 million at March 31, 2020, compared to $2.7 million at December 31, 2019 and $3.3 million at March 31, 2019. Total nonperforming assets, including other real estate owned and nonperforming loans, increased by $6.2 million from March 31, 2019 to March 31, 2020 due to the addition of a single commercial loan relationship to nonaccrual status in the first quarter 2020.

A break-down of non-performing loans is shown in the table below.

Dollars in 000s	Mar 31, 2020	Dec 31, 2019	Sept 30, 2019	Jun 30, 2019	Mar 31, 2019

Commercial Real Estate	$5,908	$98	$102	$102	$213
Commercial and Industrial	1,211	---	---	---	---
Total Commercial Loans	7,119	98	102	102	213
Residential Mortgage Loans	103	105	109	191	195
Consumer Loans	8	---	---	---	1
Total Non-Performing Loans	$7,230	$203	$211	$293	$409

Macatawa Bank Corporation 1Q Results / page 4 of 5

Total non-performing assets were $9.9 million, or 0.49 percent of total assets, at March 31, 2020.  A break-down of non-performing assets is shown in the table below.

Dollars in 000s	Mar 31, 2020	Dec 31, 2019	Sept 30, 2019	Jun 30, 2019	Mar 31, 2019

Non-Performing Loans	$7,230	$203	$211	$293	$409
Other Repossessed Assets	---	---	---	---	---
Other Real Estate Owned	2,626	2,748	3,109	3,067	3,261
Total Non-Performing Assets	$9,856	$2,951	$3,320	$3,360	$3,670

Balance Sheet, Liquidity and Capital
Total assets were $2.03 billion at March 31, 2020, a decrease of $37.7 million from $2.07 billion at December 31, 2019 and an increase of $105.2 million from $1.93 billion at March 31, 2019.  Year-end assets typically increase due to seasonal inflow of business and municipal deposits.   Total loans were $1.40 billion at March 31, 2020, an increase of $9.7 million from $1.39 billion at December 31, 2019 and an increase of $10.8 million from $1.38 billion at March 31, 2019.

Commercial loans increased by $53.6 million from March 31, 2019 to March 31, 2020, partially offset by a decrease of $38.6 million in the residential mortgage portfolio, and a decrease of $4.2 million in the consumer loan portfolio.  Commercial real estate loans increased by $19.9 million while commercial and industrial loans increased by $33.7 million during the same period.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	Mar 31, 2020	Dec 31, 2019	Sept 30, 2019	Jun 30, 2019	Mar 31, 2019

Construction and Development	$135,648	$134,710	$117,782	$102,516	$102,133
Other Commercial Real Estate	457,003	463,748	462,686	461,427	470,667
Commercial Loans Secured by Real Estate	592,651	598,458	580,468	563,943	572,800
Commercial and Industrial	527,590	499,572	492,085	467,222	493,891
Total Commercial Loans	$1,120,241	$1,098,030	$1,072,553	$1,031,165	$1,066,691

Total deposits were $1.71 billion at March 31, 2020, down $47.9 million from $1.75 billion at December 31, 2019 and were up $87.5 million, or 5 percent, from $1.62 billion at March 31, 2019.  The decrease in total deposits from December 31, 2019 was primarily in demand deposits (down $38.9 million) as municipal and business customers deployed their seasonal increase of year-end deposits in the first quarter 2020.  Demand deposits were up $49.8 million in the first quarter 2020 compared to the first quarter 2019.  Money market deposits and savings deposits were down $1.8 million from the fourth quarter 2019 and were up $33.8 million from the first quarter 2019.  Certificates of deposit were down $7.3 million in the first quarter 2020 compared to December 31, 2019 and were up $4.0 million compared to March 31, 2019 as customers reacted to changes in market interest rates.  As deposit rates have dropped, the Bank has experienced some shifting between deposit types.  The Bank continues to be successful at attracting and retaining core deposit customers.  Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

Macatawa Bank Corporation 1Q Results / page 5 of 5

The Bank's total risk-based regulatory capital ratio was higher at March 31, 2020 compared to December 31, 2019 due to earnings growth, and was down slightly from March 31, 2019 due to a dividend at the end of 2019 to fund the redemption of $20 million of trust preferred securities at December 31, 2019.  The Bank’s risk-based regulatory capital ratios continue to be at levels comfortably above those required to be categorized as “well capitalized” under applicable regulatory capital guidelines.  As such, the Bank was categorized as "well capitalized" at March 31, 2020.

About Macatawa Bank
Headquartered in Holland, Mich., Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties.  The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for the past five consecutive years as “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions.  Forward-looking statements are identifiable by words or phrases such as “anticipates,” "believe," "expect," "may," "should," "will," ”intend,” "continue," "improving," "additional," "focus," "forward," "future," "efforts," "strategy," "momentum," "positioned," and other similar words or phrases.  Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These statements include, among others, statements related to risks and uncertainties related to, and the impact of, the global coronavirus (COVID-19) pandemic on the businesss, financial condition and results of operations of our company and our customers, trends in our key operating metrics and financial performance, future levels of earnings and profitability, future levels of earning assets, future asset quality, future growth, and future net interest margin.  All statements with references to future time periods are forward-looking.  Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, reduce non-performing asset expenses, utilize our deferred tax asset, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured.  The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2019.  These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.